Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information,

Please Contact

Mark Haidet – Chief Financial Officer (770) 576-6404

Melissa Coley - Investor Relations (770) 576-6577

Radiant Systems, Inc. Reports Record Second Quarter Revenue

Continued strong growth results in adjusted earnings of $.10 per diluted share in the second quarter and increased annual guidance

ATLANTA—(BUSINESS WIRE)—July 28, 2005—Radiant Systems, Inc. (NASDAQ: RADS - News), a leading provider of innovative technology for the hospitality, petroleum and convenience retail and entertainment industries, today announced financial results for the second quarter ended June 30, 2005.

Summary financial results for the second quarter of 2005 are as follows:

•	Total revenues for the period were $39.5 million, an increase of 22 percent over revenues of $32.3 million for the same period in 2004.

•	Net income from continuing operations for the period was $1.2 million, or approximately $0.04 per diluted share, an improvement of $1.2 million, or $0.04 per diluted share, compared to the same period in 2004.

•	Net income for the period was $1.2 million, or approximately $0.04 per diluted share, an improvement of $1.4 million, or $0.05 per diluted share, compared to the same period in 2004.

•	Adjusted net income (non-GAAP) from continuing operations for the period, which excludes amortization of acquisition related intangible assets and non-recurring charges, was $3.0 million or $.10 per diluted share, an increase of $1.7 million or $0.06 per diluted share, compared to the same period in 2004.

Summary year to date financial results for the six months ended June 30, 2005 are as follows:

•	Total revenues were $76.9 million, an increase of 30 percent over revenues of $59.2 million for the same period in 2004.

•	Net income from continuing operations was $2.4 million, or approximately $0.08 per diluted share, an improvement of $3.4 million, or $0.11 per diluted share, compared to the same period in 2004.

•	Net income was $2.4 million or approximately $0.08 per diluted share, an increase of $0.7 million, or $0.02 per diluted share, compared to the same period in 2004.

•	Adjusted net income (non-GAAP) from continuing operations for the period, which excludes amortization of acquisition related intangible assets and non-recurring charges, was $5.4 million or $.18 per diluted share, an increase of $4.1 million or $0.13 per diluted share, compared to the same period in 2004.

John Heyman, the Company’s chief executive officer commented, “We are pleased with the exceptional results we generated during the quarter. We continue to see strong demand for our products and steady execution across the business. The results of our channel partners, the signing of significant new deals and the continued success of our products provides the impetus for growing results in the second half of this year and next”

“The business continues to track well against our long-term business model,” said Mark Haidet, the Company’s chief financial officer. “We were able to increase our operating margins for the sixth consecutive quarter, with adjusted operating margins reaching 9% in the second quarter. This increase resulted from our ability to continue to drive revenue growth while leveraging our existing cost structure. The strength of the first-half results has allowed us to increase our guidance for the balance of the year. In addition, we expect to see this success carry over into 2006 with revenue growth in the range of 15% to 20% and continued improvement in our operating margin”

The Company provided guidance for the third quarter of 2005 and increased its previous guidance for the 2005 fiscal year as follows:

	Revenue Range (millions)	Adjusted Earnings / Share Range
Quarter ending September 30, 2005	$39-$40	$.09 - $.11
Year ending Dec. 31, 2005 – previous	$155 - $160	$.32 - $.38
Year ending Dec. 31, 2005 – updated	$158 - $161	$.38 - $.40

On Jan. 31, 2004 the Company completed the disposition of its Enterprise Software Systems segment. The historical financial statements have been reported with the Enterprise Software Systems segment included in discontinued operations. Additionally, on Jan. 12, 2004 the Company completed its acquisition of Aloha Technologies (“Aloha”). All Aloha operations are included in the Company’s 2004 financial statements as of the date of the acquisition.

The Company provides adjusted net income/(loss) and adjusted net income/(loss) per share in this press release as additional information relating to the Company’s operating results. The measures are not in accordance with, or an alternative for, generally accepted accounting practices (“GAAP”) and may be different from adjusted net income measures used by other companies. Net income/(loss) has been adjusted to exclude amortization of acquisition related intangible assets and non-recurring charges and includes the ongoing cash benefit of the utilization of net operating losses. The Company believes that this non-GAAP presentation provides useful information to investors regarding certain additional financial and business trends relating to the Company’s financial condition and results of operations, and valuable insight into the Company’s ongoing operations and earnings power.

Radiant will hold its second quarter 2005 conference call today at approximately 5 p.m. Eastern Time. This call is being webcast by CCBN and can be accessed at Radiant’s web site at http://phx.corporate-ir.net/phoenix.zhtml?c=115271&p=irol-irhome. The call will also be available via telephone at 1-888-334-9269 reference ID# T578006R.

Founded in 1985, Radiant Systems, Inc. provides innovative store technology for the hospitality, petroleum and convenience retail and entertainment industries. Radiant’s point-of-sale, self-service kiosk and back-office technology enables operators to drive top-line growth and improve bottom-line performance. Headquartered in Atlanta, Radiant (www.radiantsystems.com) has deployed its solutions in more than 50,000 sites worldwide.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations, including the Company’s projected revenues and earnings per share guidance; (iii) the Company’s growth strategy and operating strategy; (iv) the Company’s new or future product offerings, and (v) the declaration and payment of dividends. The words “may,” “would,” “could,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plans,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are the Company’s reliance on a small number of clients for a large portion of its revenues, fluctuations in its quarterly results, its ability to continue and manage its growth, liquidity and other capital resources issues, competition and the other factors discussed in detail in the Company’s filings with the Securities and Exchange Commission.

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RADIANT SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)

	June 30, 2005	December 31, 2004
ASSETS

Current assets
Cash and cash equivalents	$17,506	15,067
Accounts receivable, net	26,054	25,997
Inventories	18,893	18,647
Other short-term assets	1,850	2,122

Total current assets	64,303	61,833

Property and equipment, net	8,181	8,590
Software development costs, net	2,299	2,344
Goodwill	34,811	34,927
Intangibles, net	19,463	22,029
Other long-term assets	504	31

	$129,561	129,754

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$20,730	24,123
Accrued contractual obligations and payables due to Related Party	1,963	2,982
Customer deposits and unearned revenue	11,433	9,881
Short-term debt facility	1,300	—
Current portion of long-term debt	3,045	5,661

Total current liabilities	38,471	42,647

Client deposits and deferred revenues, net of current portion	470	564
Long-term debt, less current portion	13,559	12,892
Other long-term liabilities	179	344

Total liabilities	52,679	56,447

Shareholders’ equity
Common stock, no par value; 100,000,000 shares authorized;
29,532,214 and 29,321,360 shares issued and outstanding	—	—
Additional paid-in capital	120,080	118,649
Accumulated other comprehensive income (expense)	(13)	244
Accumulated deficit	(43,185)	(45,586)

Total shareholders’ equity	76,882	73,307

	$129,561	129,754

RADIANT SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(Unaudited)

	For the three months ended		For the six months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Revenues:
System sales	$21,752	$16,429	$42,154	$27,892
Client support, maintenance and other services	17,773	15,895	34,710	31,273

Total revenues	39,525	32,324	76,864	59,165

Cost of revenues:
System sales	11,143	7,848	21,772	13,157
Client support, maintenance and other services	11,725	9,828	22,985	18,473

Total cost of revenues	22,868	17,676	44,757	31,630

Gross profit	16,657	14,648	32,107	27,535

Operating Expenses:
Product development	3,336	3,193	6,309	6,665
Sales and marketing	4,504	4,534	8,715	9,052
Depreciation of fixed assets	815	895	1,626	1,859
Amortization of intangible assets	1,283	1,282	2,566	2,326
Impairment write-off of HotelTools software	550	—	550	—
General and administrative	4,488	4,476	9,048	8,082

Total operating expenses	14,976	14,380	28,814	27,984

Income (loss) from operations	1,681	268	3,293	(449)

Interest and other (expense) income, net	(211)	(222)	(468)	(434)

Income (loss) from continuing operations before income taxes	1,470	46	2,825	(883)

Income tax provision	241	62	424	97

Income (loss) from continuing operations	1,229	(16)	2,401	(980)

Discontinued operations
Loss from operations of Enterprise business, net	—	—	—	(913)
Gain on disposal of Enterprise business, net	—	(183)	—	3,626

Income (loss) from discontinued operations	—	(183)	—	2,713

Net income (loss)	$1,229	$(199)	$2,401	$1,733

Income (loss) per share from continuing operations
Basic	$0.04	$(0.00)	$0.08	$(0.03)

Diluted	$0.04	$(0.00)	$0.08	$(0.03)

Net income (loss) per share
Basic	$0.04	$(0.01)	$0.08	$0.06

Diluted	$0.04	$(0.01)	$0.08	$0.06

Weighted average shares outstanding:
Basic	29,231	28,778	29,240	28,842

Diluted	31,199	28,778	30,802	28,842

Reconciliation of Adjusted Net Income (Loss):

Net income (loss)	$1,229	$(199)	$2,401	$1,733
Operations of discontinued business	—	—	—	913
Gain on disposal of discontinued business	—	183	—	(3,626)
Impairment write-off of HotelTools software, net of tax effect	523	—	523	—
Lease termination and severance costs	—	—	—	—
Amortization of purchased intangibles, net of tax effect	1,219	1,282	2,502	2,326

Adjusted net income	$2,971	$1,266	$5,426	$1,346

Adjusted net income (loss) per diluted share	$0.10	$0.04	$0.18	$0.05